NN January 4, 2021

2 Teledyne to Acquire FLIR  Transaction value of approximately $8.0 billion  Consideration of 50% cash and 50% Teledyne stock  Financed from cash on hand and new debt  Fully committed $4.5 billion loan facility to fund transaction and refinance debt; to be replaced with permanent financing  Estimated net leverage at closing of approximately 4.0x EBITDA, declining to <3.0x by year-end 2022  Commitment to maintain solid investment grade profile  Near-term pretax synergies of $40 million per year, growing to $80 million per year over time  Immediately accretive to earnings, excluding transaction costs and intangible asset amortization; accretive to GAAP earnings in the first full calendar year  Expected closing mid 2021

3 Uniquely Complementary Combination  Perfectly complementary technologies and markets with minimal overlap  Sensors based on different semiconductor technologies for different wavelengths  Products serving different customers and applications  Unique unmanned and autonomous systems serving different markets across air & land (FLIR) and subsea (Teledyne)  Common business models  Serving respective markets and customers with different sensors, cameras and sensor systems  Business portfolios balanced among commercial and government markets and geographies

NN Space Airborne Imaging Land, Maritime and Soldier Systems Commercial Thermography Automotive, Consumer and Security Infrared Imaging Ecosystem 4 Teledyne FLIR

Complementary Spectrum of Sensor Capabilities











Teledyne
Teledyne Primarily MCT
High performance, niche segment
Teledyne
FLIR
Primarily InSb, µB
Also InGaAs, QWIP
Good performance,
Large market
GAMMA RAYS
X-RAYS
ULTRAVIOLET
VISIBLE LIGHT
INFRARED
MICROWAVE
RADIO





FLIR
18mm



Infrared Detector Technologies

Teledyne

MCT	**Mercury Cadmium Telluride**
	FLIR
InSb	**Indium Antimonide**
µB	**Microbolometer / Thermal / Uncooled**
InGaAs	**Indium Gallium Arsenide**
QWIP	**Quantum Well Infrared Photodetector**

5

NN 2020 Pro Forma Revenue by Segment Teledyne 6 32% Sales of ~$3.1B 36% FLIR Sales of ~$1.9B Pro Forma Sales of ~$5.0B 19% 13% Instrumentation Digital Imaging Aerospace & Defense Electronics Engineered Systems 100% 21% 59% 12% 8%

7 Teledyne Improved Preliminary 2020 Results  Fourth quarter sales of approximately $800 million  All-time record quarterly GAAP diluted earnings per share estimated to be $3.16 to $3.19, compared with the prior outlook of $2.56 to $2.86  All-time record quarterly GAAP operating margin of approximately 17.5%  Record quarterly and full-year cash flow  Full-year GAAP diluted earnings per share estimated to be $10.30 to $10.33, including restructuring and other pretax charges totaling approximately $32.4 million  Year-end net debt of approximately $115 million

Additional Information and Where to Find It In connection with the proposed transaction between Teledyne Technologies Incorporated (“Teledyne”) and FLIR Systems, Inc. (“FLIR”), Teledyne will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Teledyne and FLIR and a prospectus of Teledyne, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving Teledyne and FLIR will be submitted to Teledyne’s stockholders and FLIR’s stockholders for their consideration. Stockholders of Teledyne and stockholders of FLIR are urged to read the registration statement and the joint proxy statement/prospectus regarding the transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Stockholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Teledyne and FLIR, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Teledyne, Attn: Investor Relations, 1049 Camino Dos Rios, Thousand Oaks, California, or to FLIR, Attn: Corporate Secretary, 1201 S Joyce St, Arlington, Virginia 22202. Participants in the Solicitation Teledyne, FLIR and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding Teledyne’s directors and executive officers is available in its definitive proxy statement for its 2020 Annual Meeting, which was filed with the SEC on March 10, 2020, its Annual Report on Form 10-K for the year ended December 28, 2019, which was filed with the SEC on February 24, 2020, and certain of its Current Reports on Form 8-K. Information regarding FLIR’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 11, 2020, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph. No Offer or Solicitation This communication shall not constitute an offer to sell or the solicitation of an offer to sell or an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933. 8

Cautionary Statement Regarding Forward Looking Statements This report contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances. The forward-looking statements contained herein may include statements about the expected effects on Teledyne of the proposed acquisition of FLIR, the anticipated timing and scope of the proposed transaction, anticipated earnings enhancements, estimated cost savings and other synergies related to the proposed transaction, costs to be incurred in achieving synergies, anticipated capital expenditures and product developments, and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future. Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including ongoing challenges and uncertainties posed by the COVID-19 pandemic for businesses and governments around the world; the occurrence of any event, change or other circumstances that could give rise to the right of Teledyne or FLIR or both to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against Teledyne or FLIR in connection with the Merger Agreement; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or stockholder approvals or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; the failure to obtain the debt portion of the financing for the proposed transaction; the inability to complete the acquisition and integration of FLIR successfully, to retain customers and key employees and to achieve operating synergies, including the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Teledyne and FLIR do business; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; changes in relevant tax and other laws; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; operating results of FLIR being lower than anticipated; disruptions in the global economy; the spread of the COVID-19 virus resulting in production, supply, contractual and other disruptions, including facility closures and furloughs; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect our businesses that supply the oil and gas industry. Disruptions from the production delay of Boeing’s 737 Max aircraft and increasing fuel costs will negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company's pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates. Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended December 29, 2019, and its Quarterly Reports on Form 10-Q for the periods ended March 29, June 28 and September 27, 2020, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC, and in FLIR’s Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Reports on Form 10-Q for the periods ended March 30, June 30 and September 30, 2020, all of which are on file with the SEC and available on the “Investor Relations” page of FLIR’s website, flir.com, under the heading “Filings and Financials” and in other documents FLIR files with the SEC. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Teledyne nor FLIR assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements. Additional Information and Where to Find It 9